Exhibit 99.1

Hecla Reports Record Silver Production, Strong Cash Flow and Reduced Cash Costs

Production Increase of 24% and Cash Costs below $3.50 Per Ounce Silver

COEUR D’ALENE, Idaho--(BUSINESS WIRE)--July 29, 2009--Hecla Mining Company (NYSE:HL) today reported record quarterly silver production of 3 million ounces for the second quarter of 2009, a 24% increase compared with the same period a year ago. In spite of lower by-product metal credits in 2009 versus 2008, cash costs in the second quarter of 2009 were $3.38 per ounce of silver after by-product credits or 1.5% lower compared with the second quarter of 2008. Cash costs in the second quarter of 2009 were 28% lower compared with the first quarter of 2009, due to improved prices for by-product credits, increased productivity and lower consumable costs.

Second quarter financial results showed a loss applicable to common shareholders of $0.9 million, or nil per common share, on revenue of $74.6 million in the second quarter of 2009, compared with a net loss of $44.4 million, or 35 cents per common share, on revenue of $67.5 million a year ago. The results include an impairment charge of $3.0 million relating to the carrying value of equity securities that were acquired in connection with Hecla’s divestiture of assets in Venezuela in 2008. In addition, during the second quarter of this year, Hecla incurred incremental interest expense of $1.75 million related to the early payment of debt and the related closure of interest rate obligations. Excluding dividends to holders of its preferred shares, Hecla reported net income of $2.5 million for the second quarter of 2009 compared to a net loss of $41.0 million for the second quarter of 2008.

Hecla Mining Company President and Chief Executive Officer Phillips S. Baker, Jr., said, “We continue to build on the operational success of the first quarter with record silver production at a very low cost per silver ounce produced, record revenue at metal prices significantly below those experienced in the first half of 2008 and one of the strongest quarterly cash flows in our history. This performance is the result of our highly motivated and experienced work force and high quality mine assets. The strong cash flow together with a common share issue has allowed us to reduce debt and shift our attention to growth. Hecla is a different company than it was six months ago with no net debt and long-lived, low-cost operations.”

SECOND QUARTER 2009 HIGHLIGHTS

--Record quarterly silver production of 3 million ounces, a 24% increase compared to the prior year period

--Cash flow from operating activities of $20.0 million, the fourth highest in a quarterly period and the highest quarterly revenue in Hecla’s history

--Cash costs of $3.38 per ounce of silver after by-product credits compared with cash costs of $3.43 per ounce in the second quarter of 2008 and cash costs of $4.67 per ounce in the first quarter of 2009

--Made prepayments totaling $75.3 million against term loan reducing total debt to $38.3 million from $113.6 million at March 31, 2009, and from $161.7 million at December 31, 2008

--Completed private placement of common shares and share purchase warrants raising net proceeds of approximately $57.4 million

--Maintained financial liquidity with a current cash balance of almost $60 million and working capital of $44.7 million

METALS PRICES

The average market price for silver in the second quarter was $13.73 per ounce or 20% lower compared to the same period a year ago, while the average price for gold increased 3% to $922 per ounce. Compared to the first quarter of 2009, silver was $1.12 per ounce higher in price, and gold was $13 per ounce lower in price.

The average prices for zinc and lead in the second quarter of 2009 were 30% and 35% lower at $0.67 and $0.68 per pound, respectively, compared to the same prior year period. Average prices for zinc in the second quarter of 2009 improved 26% compared with the first quarter of 2009 and for lead, prices increased 31% in the second quarter of 2009 compared with the first quarter of 2009.

The realized price for silver, gold, lead and zinc in the second quarter of 2009 was higher than the average market price for all metals; the realized price in the second quarter of 2009 was also higher for all metals compared with the first quarter of 2009.

OPERATIONS

Second quarter production was a record 3 million ounces of silver compared to 2.4 million ounces of silver in the second quarter of 2008. The increase in production is primarily due to higher tonnage throughput at the Greens Creek mine and significantly higher silver grades at the Lucky Friday mine. Year-over-year silver production was also higher since Hecla consolidated 100% ownership in the Greens Creek mine in mid-April 2008; prior to that period, Hecla had a 29.73% ownership interest in the mine. Hecla’s average silver cash cost per ounce remains among the lowest in the industry, with the second quarter total cash cost averaging $3.38 per ounce of silver after by-product metal credits. This compares with cash costs of $3.43 per ounce of silver after by-product credits in the second quarter of 2008 and $4.67 per ounce in the first quarter of 2009. Lower prices for some consumable products including diesel fuel, as well as the higher availability of hydroelectric power at the Greens Creek mine, helped to reduce costs.

By-product metal production totaled 15,925 ounces of gold, 19,409 tons of zinc and 10,650 tons of lead in the second quarter of 2009 compared to 15,257 ounces of gold, 15,988 tons of zinc and 9,162 tons of lead for the second quarter of 2008. Milled tonnage was higher at both operations versus the prior year quarter.

Greens Creek - The Greens Creek mine in Alaska produced 2.1 million ounces of silver during the second quarter of 2009 at an average total cash cost per ounce of $2.14, compared to silver production of 1.7 million ounces at an average total cash cost per ounce of $2.10 for the prior year period and $3.21 per ounce in the first quarter of 2009. Milled tonnage averaged 2,254 tons per day, or 32% higher than the same period a year earlier, and 8% more than in the first quarter of 2009. Mine production, back-fill and pre-production activities struck a good balance optimizing output. Improved productivity and the higher-than-expected availability of hydroelectric power lowered unit operating costs to $60.56 per ton, or 26%, compared with the prior year period. Unit operating costs in the second quarter of 2009 were 10% lower compared with the first quarter of 2009. During the period, the mine also produced 15,925 ounces of gold, 16,873 tons of zinc and 5,353 tons of lead. The decrease in total cash costs in 2009, compared to the same period in 2008, is primarily due to improved productivity and reduced costs for consumable products and hydroelectric power.

During the second quarter of 2009, $3.3 million was capitalized for purchases of new mobile equipment and underground development.

Lucky Friday - The Lucky Friday mine in northern Idaho produced 868,339 ounces of silver during the second quarter of 2009, a 31% increase compared with silver production of 665,165 ounces in the second quarter of 2008. Average total cash costs in the second quarter of 2009 were $6.41 per ounce of silver after by-product credits; average total cash costs per ounce of silver in the second quarter of 2008 were $6.93 per ounce. Silver production in the first quarter of 2009 was 866,298 ounces at a cash cost of $8.03 per ounce of silver after by-product credits. Continued implementation of our grade control strategy, better management of product and mill optimization are the key drivers for higher silver production in the second quarter of 2009 compared with the prior year period.

The Lucky Friday mine produced 5,297 tons of lead and 2,536 tons of zinc in the second quarter of 2009. Lead production in the second quarter of 2009 was 19% higher compared with the same period during 2008; zinc production was at similar levels to production in the second quarter of 2008. The mine is forecast to produce approximately 3 million ounces of silver in 2009.

Unit operating costs in the second quarter of 2009 were $77.37 per ton. These costs increased $1.21 per ton, or 2%, in the second quarter of 2009 compared with the prior year period. On a quarter-over-quarter basis, unit costs increased $7.56, or 11%, in the second quarter of 2009 compared with the first quarter of 2009. Slightly higher unit costs at the Lucky Friday mine in the period are due to accelerated mine development and costs associated with the recently constructed water treatment plant.

Capitalized mine costs in the second quarter were $3.9 million. New equipment purchases and on-going work at the water treatment plant were the main cost items, while work on the new #4 tailings facility started later in the quarter than expected due to weather delays. Hecla has restarted the Lucky Friday feasibility study, which investigates access options for the deeper development work below the current working areas of the mine. This study is expected to be complete in the first quarter of 2010.

EXPLORATION

During the second quarter, $1.2 million was spent on exploration. Although work was mostly focused on underground activities at the two mines, preparations were being made for surface drilling programs at all four land packages. Baker said, “It is unique for a company Hecla’s size to have four large land packages in districts with a very good production history. Over 500 million ounces of silver have been mined from these properties with most of this amount in the past 25 years; however, modern day exploration has lagged creating a great opportunity to grow resources. Our U.S. properties each measure 20 to 25 square miles in area and have multiple drill-ready targets identified. At San Sebastian, a prior Hecla producer, our land package along the prolific Mexican silver belt is over 300 square miles in size.”

Greens Creek - The underground drill program at Greens Creek tested the Southwest Ore zone during the period. Designed to in-fill drill the lower contact of this zone, this drilling has defined multiple fold and repeated mineral contacts with good intercepted widths that support the view that bulk mining methods may be used in this zone. Work on this target continues while preparatory work for definition and exploration drilling of the Northwest-West zone is complete with drilling scheduled for the second half of the year. In the south portion of the deposit, the development program will provide a working platform for drilling of the Deep 200 South and the southern extension of the 5250 zone. Separately, a surface drill has begun a program targeting the Northeast contact from a location near the 920 Portal. The objective is to extend the previously defined mineralized contact along strike. Baker said, “Recent work has detailed more than 25 miles of mineralized contact. The Northeast contact work is just the start of a methodical approach to fully evaluate Greens Creek’s mineral potential, which should result in new discoveries. At the start of production 20 years ago, we had reserves of 2.9 million tons, and since that time we’ve mined more than 10 million tons of ore and today have an additional 8 million tons in reserves. The potential for discovery is exceptional.”

Lucky Friday - Exploration and definition drilling was conducted from two locations located near the 5900 level of the mine. Good grades and widths were encountered in two completed exploration holes that tested the east central part of the deposit between the 7100-7500 levels. The 30 vein intercept includes a 10.8 foot section grading 25.7 ounces per ton silver plus 16.5% lead and 7.3% zinc. A second intercept on the 30 vein grades 33.4 ounces per ton silver, 21.5% lead and 6.0% zinc over 8.3 feet. Definition drilling in the central part of the deposit between the 6000-6800 levels continues to highlight the improving quality of the ore body at depth. Deeper testing of the deposit has consistently generated good results over the past two years; recent 30 vein results include: 10.8 feet grading 47.1 ounces per ton silver plus 26.4% lead and 7.6% zinc and 9.1 feet of 34.6 ounces per ton silver, 23.4% lead and 2.5% zinc. This drilling is a key building block to the studies underway to extend mine-life through deep development at the Lucky Friday mine. Baker said, “Preliminary resource modeling indicates that the silver grade immediately below the current working levels of the mine is approximately 20% higher than the current reserve grade and at 1000 feet deeper, grades average more than 60% higher than the current reserve grade. These higher grades underpin the deeper development analysis that will extend the mine life significantly.”

San Juan Silver - Work at the San Juan Silver Joint Venture in southern Colorado during the second quarter of 2009 included completion of the Bulldog resource models, which defined an inferred resource of 37 million ounces of silver. Of this amount, approximately 26 million ounces of silver is accorded to Hecla. A five-year plan was submitted to the USDA Forest Service in early July that outlines a comprehensive evaluation program to evaluate the primary and secondary mineralized structures identified in the district to date.

Mexico - Hecla’s work during the period focused on compiling information and sampling three targets on the large San Sebastian property. Mapping in the target areas has identified alteration characteristic of an acid sulphate system; assay sample results are pending. In addition, new mapping and sampling of the Zapata Norte vein structure shows similarities of the target to the past producing Don Sergio vein that Hecla mined in the earlier part of this decade at San Sebastian. Hecla plans to recommence drilling in the second half of the year on the Peñascote and El Garrote targets, which include both bulk mineable open pit and higher-grade underground deposit potential, respectively.

FINANCIAL

During the second quarter, Hecla completed a private placement of common shares and warrants and received net proceeds of approximately $57.4 million. The offering consisted of 17.4 million shares of common stock and warrants to purchase 12.2 million shares of Hecla common stock. The securities were issued in the form of Units consisting of one common share and one-half common share purchase warrant. The Units were sold at a price of $3.45 per Unit. The strike price for the share purchase warrants is $3.68 per share. Proceeds from the private placement were used to prepay a portion of the term loan in early June.

Hecla also repaid debt from cash flow reducing the lending syndicate to two banks who agreed to amendments that reduce costs and fees and allowed for increased exploration and capital spending.

At the end of the second quarter, Hecla had $57.4 million in cash. Debt outstanding under the term facility at June 30, 2009, was $38.3 million and is due in 2010. Baker said, “The past year has been difficult and, at times, very uncertain, especially for companies that needed refinancing. Hecla is no longer in that situation. We have adequate financial liquidity and cash flow to service our debt and are well positioned to focus on growth. We have accelerated exploration and capital expenditure programs as a first step towards growing Hecla’s reserves and production.”

Hecla has approximately 236 million common shares outstanding.

PRODUCTION AND COST OUTLOOK

The company is on-track to meet its full year production guidance of 10-11 million ounces of silver. Cash costs of $3.38 per ounce of silver in the second quarter and cash costs of $4.01 per ounce of silver in the first six months of 2009 are below full year guidance of $6.00 per ounce. Second half cash costs are expected to be slightly higher than for the second quarter since Hecla will not have as much benefit from hydroelectric power at the Greens Creek mine. Hecla is revising anticipated full year cash costs per ounce downward to $4.50 per ounce of silver.

OTHER

Hecla Mining Company, headquartered in Coeur d'Alene, Idaho, mines, processes and explores for silver and gold in the United States and Mexico. A 118-year-old company, Hecla has long been well known in the mining world and financial markets as a quality producer of silver and gold. Hecla's common and preferred shares are traded on the New York Stock Exchange under the symbols HL, HL-PrB and HL-PrC.

Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, costs, and prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, exploration risks and results, political risks, project development risks, labor issues and ability to raise financing. Refer to the company's Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.

Cautionary Note to Investors - The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this news release, such as "resource," "reserve," and "inferred resource" that the SEC guidelines strictly prohibit us from including in our filing with the SEC. U.S. investors are urged to consider closely the disclosure in our 10Q’s and Form 10-K. You can review and obtain copies of these filings from the SEC's website at http://www.sec.gov/edgar.shtml.

Hecla Mining Company news releases can be accessed on the Internet at http://www.hecla-mining.com.

HECLA MINING COMPANY
(dollars in thousands, except per share, per ounce and per pound amounts - unaudited)

	Second Quarter Ended		Six Months Ended
HIGHLIGHTS	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
FINANCIAL DATA

Sales	$74,610	$67,493	$129,331	$104,961
Gross Profit	$17,157	$1,625	$27,026	$20,277
Income (loss) applicable to common shareholders	$(910)	$(44,388)	$2,994	$(32,314)
Basic and diluted income (loss) per common share	$0.00	$(0.35)	$0.01	$(0.26)
Net income (loss) from continuing operations	$2,499	$(10,309)	$9,811	$3,255
Cash flow provided by (used by) operating activities	$20,043	$(7,613)	$19,587	$4,024
PRODUCTION SUMMARY – TOTALS (1)

Silver – Ounces produced	2,983,437	2,409,506	5,846,588	3,664,662
Payable ounces sold	2,615,495	2,136,506	4,888,157	3,139,997
Gold – Ounces produced	15,925	15,257	33,974	20,108
Payable ounces sold	14,492	11,616	27,622	14,624
Lead – Tons produced	10,650	9,162	21,475	15,309
Payable tons sold	8,785	3,626	17,258	4,517
Zinc – Tons produced	19,410	15,988	38,121	23,009
Payable tons sold	18,189	13,588	30,358	17,488
Average cost per ounce of silver produced (2):
Total cash costs ($/oz.) (3)	3.38	3.43	4.01	1.77
Total production costs ($/oz.)	8.92	7.63	9.48	5.34
AVERAGE METAL PRICES

Silver – London PM Fix ($/oz.)	13.73	17.17	13.17	17.43
Realized price per ounce	14.15	17.25	14.04	17.57
Gold – London PM Fix ($/oz.)	922	896	915	911
Realized price per ounce	970	896	954	893
Lead – LME Cash ($/pound)	0.68	1.05	0.60	1.18
Realized price per pound	0.77	0.98	0.69	1.06
Zinc – LME Cash ($/pound)	0.67	0.96	0.60	1.03
Realized price per pound	0.77	0.92	0.71	0.94

(1)  Quantities produced are amounts recovered in our milling processes and contained in concentrate and doré shipped by us, while payable quantities are net of deductions taken by smelters and refiners to which we ship our products. Differences between the two values also include inventory variations.

(2)  Total cash costs per ounce of silver and gold represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash costs per ounce reconciliation section of this news release. For additional information, see note (1) in the cash costs per ounce reconciliation section.

(3) Includes gold, lead and zinc produced at silver operations, which is treated as a by-product credit and included in the calculation of silver costs per ounce.

HECLA MINING COMPANY
Consolidated Statements of Operations
(dollars and shares in thousands, except per share amounts - unaudited)

	Second Quarter Ended		Six Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008

Sales of products	$74,610	$67,493	$129,331	$104,961
Cost of sales and other direct production costs
	41,526	55,741	71,160	71,644
Depreciation, depletion and amortization	15,927	10,127	31,145	13,040
	57,453	65,868	102,305	84,684
Gross profit	17,157	1,625	27,026	20,277

Other operating expenses (income)
General and administrative	4,604	5,439	9,328	10,332
Exploration	1,236	7,340	2,264	12,911
Other operating expenses	1,347	960	2,624	1,457
Gain on sale of properties, plants and equipment
	1	--	(6,228)	--
Curtailment of employee benefit plan	--	--	(8,950)	--
Provision for closed operations and environmental matters	1,029	830	1,906	1,490
	8,217	14,569	944	26,190
Income (loss) from operations	8,940	(12,944)	26,082	(5,913)

Other income (expense):
Gain on sale of investments	--	8,097	--	8,097
Loss on impairment of investments	(3,018)	--	(3,018)	--
Interest and other income	136	593	346	3,095
Debt-related fees	(464)	--	(5,739)	--
Interest expense	(2,750)	(5,796)	(7,430)	(5,839)
	(6,096)	2,894	(15,841)	5,353
Income (loss) from operations before income taxes	2,844	(10,050)	10,241	(560)
Income tax (provision) benefit	(345)	(259)	(430)	3,815

Net income (loss) from continuing operations	2,499	(10,309)	9,811	3,255
Loss from discontinued operations, net of tax	--	(19,298)	--	(17,380)
Loss on impairment of discontinued operations, net of tax	--	(11,372)	--	(11,372)
Net income (loss)	2,499	(40,979)	9,811	(25,497)
Preferred stock dividends	(3,409)	(3,409)	(6,817)	(6,817)

Income (loss) applicable to common shareholders	$(910)	$(44,388)	$2,994	$(32,314)

Basic and diluted income (loss) per common share after preferred dividends	$0.00	$(0.35)	$0.01	$(0.26)

Basic weighted average number of common shares outstanding	222,417	126,341	209,659	124,538

Diluted weighted average number of common shares outstanding	222,417	126,341	210,475	124,538

HECLA MINING COMPANY
Consolidated Balance Sheets
(dollars and shares in thousands - unaudited)

	June 30, 2009	Dec. 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$57,357	$36,470
Accounts receivable	22,568	9,414
Inventories	21,269	21,331
Deferred taxes	2,482	2,481
Other current assets	4,726	4,154
Total current assets	108,402	73,850
Investments	3,518	3,118
Restricted cash and investments	14,647	13,133
Properties, plants and equipment, net	831,210	852,113
Deferred taxes	36,071	36,071
Other noncurrent assets and deferred charges	7,258	10,506

Total assets	$1,001,106	$988,791

LIABILITIES
Current liabilities:
Accounts payable and accrued expenses	$13,193	$21,850
Accrued payroll and related benefits	9,744	8,475
Accrued taxes	4,825	4,408
Current portion of accrued reclamation and closure costs	4,794	2,227
Current portion of long-term debt and capital leases	31,127	48,018
Total current liabilities	63,683	84,978
Long-term debt and capital leases	11,078	113,649
Accrued reclamation and closure costs	116,240	119,120
Other noncurrent liabilities	14,115	21,587

Total liabilities	205,116	339,334

SHAREHOLDERS’ EQUITY
Preferred stock	543	543
Common stock	58,936	45,115
Capital surplus	1,099,965	981,161
Accumulated deficit	(341,889)	(351,700)
Accumulated other comprehensive loss	(20,925)	(25,022)
Treasury stock	(640)	(640)

Total shareholders’ equity	795,990	649,457

Total liabilities and shareholders’ equity	$1,001,106	$988,791

Common shares outstanding at end of period	235,662	180,380

HECLA MINING COMPANY
Consolidated Statements of Cash Flows
(dollars in thousands – unaudited)

	Six Months Ended
	June 30, 2009	June 30, 2008
OPERATING ACTIVITIES
Net income (loss)	$9,811	$(25,497)
Loss on discontinued operations, net of tax	--	28,752
Income from continuing operations	9,811	3,255
Noncash elements included in net income (loss):
Depreciation, depletion and amortization	31,145	13,040
Gain on sale of investments	--	(8,097)
Gain on disposition of properties, plants and equipment	(6,228)	--
Provision for reclamation and closure costs	822	314
Stock compensation	1,911	3,186
Provision for deferred taxes	--	(1,720)
Preferred shares issued for bank fees	4,262	--
Amortization of loan origination fees	2,264	1,438
Gain on curtailment of employee benefit plan	(8,950)	--
Loss on impairment of investments	3,018	--
Loss on derivative contract	1,230	--
Other, net	773	241
Change in assets and liabilities:
Accounts and notes receivable	(13,154)	(2,789)
Inventories	62	(502)
Acquired fair value of purchased product inventory	--	16,637
Other current and noncurrent assets	(1,578)	(572)
Accounts payable and accrued expenses	(8,657)	(5,945)
Accrued payroll and related benefits	1,595	413
Accrued taxes	417	(228)
Accrued reclamation and closure costs and other noncurrent liabilities	844	(2,077)
Net cash used by discontinued operations	--	(12,570)
Net cash provided by operating activities	19,587	4,024

INVESTING ACTIVITIES
Additions to properties, plants and equipment	(9,267)	(31,161)
Acquisition of business, net of cash obtained	--	(688,091)
Proceeds from sale of investments	--	27,001
Deposit on operations held for sale	--	10,000
Proceeds from disposition of properties, plants and equipment	8,017	--
Maturities of short-term investments and securities held for sale	--	4,036
Increase in restricted cash	(215)	(282)
Net cash used by discontinued operations	--	(456)
Net cash used in investing activities	(1,465)	(678,953)

FINANCING ACTIVITIES
Common stock issued under stock option plans	--	155
Proceeds from issuance of stock, net of related cost	128,316	--
Dividends paid to preferred shareholders	--	(7,289)
Loan origination fees	--	(5,250)
Payments on interest rate swap	(1,946)	--
Borrowings on debt	--	360,000
Repayments of debt	(123,605)	--
Net cash provided by financing activities	2,765	347,616

Net (decrease) increase in cash and cash equivalents	20,887	(327,313)
Cash and cash equivalents at beginning of period	36,470	373,123
Cash and cash equivalents at end of period	$57,357	$45,810

HECLA MINING COMPANY
Production Data

	Second Quarter Ended		Six Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
GREENS CREEK UNIT (1)
Tons of ore milled	205,122	155,535	396,606	205,585
Mining cost per ton	$40.43	$47.45	$42.28	$47.09
Milling cost per ton	$20.13	$34.32	$21.64	$33.96
Ore grade milled – Silver (oz./ton)	13.8	15.9	14.0	15.3
Silver produced (oz.)	2,115,098	1,744,341	4,111,951	2,240,194
Gold produced (oz.)	15,925	15,257	33,974	20,108
Lead produced (tons)	5,353	4,701	10,539	6,139
Zinc produced (tons)	16,874	13,445	32,994	17,919
Average cost per ounce of silver produced (2):
Total cash costs (3)	$2.14	$2.10	$2.66	$0.50
Total costs	$8.76	$7.22	$9.27	$5.33
Capital additions (in thousands)	$3,318	$10,177	$6,228	$13,713
LUCKY FRIDAY UNIT
Tons of ore processed	84,188	83,448	170,634	163,815
Mining cost per ton	$61.67	$62.64	$58.70	$61.23
Milling cost per ton	$15.70	$13.52	$14.84	$13.66
Ore grade milled – Silver (oz./ton)	11.0	8.6	10.8	9.3
Silver produced (oz.)	868,339	665,165	1,734,637	1,424,468
Lead produced (tons)	5,297	4,461	10,936	9,170
Zinc produced (tons)	2,536	2,543	5,127	5,090
Average cost per ounce of silver produced (2):
Total cash costs (3)	$6.41	$6.93	$7.22	$3.76
Total costs	$9.29	$8.72	$9.98	$5.36
Capital additions (in thousands)	$3,974	$10,144	$7,223	$17,041

(1) Reflects Hecla’s 100% share of Green Creek as of April 16, 2008, and its 29.73% ownership prior to that date.

(2) Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce.

(3) Total cash costs per ounce of silver and gold represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash costs per ounce reconciliation section of this news release.

HECLA MINING COMPANY
Reconciliation of Cash Costs per Ounce to Generally Accepted Accounting Principles (GAAP)(1)
(dollars and ounces in thousands, except per ounce – unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
RECONCILIATION TO GAAP, ALL OPERATIONS
Total cash costs	$10,094	$8,269	$23,462	$6,484
Divided by silver ounces produced	2,983	2,409	5,847	3,664
Total cash cost per ounce produced	$3.38	$3.43	$4.01	$1.77
Reconciliation to GAAP:
Total cash costs	$10,094	$8,269	$23,462	$6,484
Depreciation, depletion and amortization	15,927	10,127	31,145	13,040
Treatment costs	(17,406)	(20,424)	(34,936)	(30,437)
By-product credits	43,851	49,147	81,726	78,729
Change in product inventory	4,811	18,452	487	16,523
Reclamation, severance and other costs	176	297	421	345
Costs of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$57,453	$65,868	$102,305	$84,684

GREENS CREEK UNIT
Total cash costs	$4,530	$3,658	$10,941	$1,127
Divided by silver ounces produced	2,115	1,744	4,112	2,240
Total cash cost per ounce produced	$2.14	$2.10	$2.66	$0.50
Reconciliation to GAAP:
Total cash costs	4,530	3,658	10,941	1,127
Depreciation, depletion and amortization	13,425	8,941	26,357	10,777
Treatment costs	(13,359)	(15,537)	(26,663)	(19,973)
By-product credits	34,439	38,180	64,965	52,402
Change in product inventory	4,447	18,232	361	16,275
Reclamation, severance and other costs	196	290	435	333
Costs of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$43,678	$53,764	$76,396	$60,941

LUCKY FRIDAY UNIT
Total cash costs	$5,564	$4,611	$12,521	$5,357
Divided by silver ounces produced	868	665	1,735	1,424
Total cash cost per ounce produced	$6.41	$6.93	$7.22	$3.76
Reconciliation to GAAP:
Total cash costs	5,564	4,611	12,521	5,357
Depreciation, depletion and amortization	2,502	1,186	4,788	2,263
Treatment costs	(4,047)	(4,887)	(8,273)	(10,464)
By-product credits	9,412	10,967	16,761	26,327
Change in product inventory	364	220	126	248
Reclamation and other costs	(20)	7	(14)	12
Costs of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$13,775	$12,104	$25,909	$23,743

(1) Cash costs per ounce of silver represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements that the Company believes provide management and investors an indication of net cash flow, after consideration of the realized price received for production sold. Management also uses this measurement for the comparative monitoring of performance of mining operations period-to-period from a cash flow perspective. “Total cash cost per ounce” is a measure developed by gold companies in an effort to provide a comparable standard; however, there can be no assurance that our reporting of this non-GAAP measure is similar to that reported by other mining companies. Cost of sales and other direct production costs and depreciation, depletion and amortization, was the most comparable financial measures calculated in accordance with GAAP to total cash costs.

CONTACT:
Hecla Mining Company
vice president – corporate development
Don Poirier, 208-769-4128